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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

         DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): MAY 21, 2002


                      CHEVRON PHILLIPS CHEMICAL COMPANY LLC
           (Exact name of the Registrant as specified in its charter)


           Delaware                   333-59054-01            73-1590261
(State or other jurisdiction of    (Commission File         (I.R.S. Employer
 incorporation or organization)          Number)         Identification Number)




                                  Chevron Tower
                              1301 McKinney Street
                             Houston, TX 77010-3030
          (Address of principal executive offices, including zip code)


                                 (713) 289-4100
              (Registrant's telephone number, including area code)


                                      NONE
          (Former name or former address, if changed since last report)


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ITEM 5.  OTHER EVENTS

On May 21, 2002, Chevron Phillips Chemical Company LLC (CPChem) renewed its trade receivables securitization agreement for an additional 364 days on terms similar to those of the agreement that expired May 21, 2002. The agreement continues to allow CPChem to borrow up to $300 million for which CPChem grants a security interest in certain of its trade receivables as collateral for any amounts outstanding. As CPChem collects the receivables, borrowings under the agreement are reduced or security interests in new trade receivables are granted. Approximately $222 million of borrowings were outstanding under the agreement immediately prior to renewal.

As of June 17, 2002, CPChem had received commitments from banks totaling $775 million towards two new revolving credit facilities: a $400 million 364-day credit facility and a $400 million three-year credit facility. These credit facilities, which are expected to be in place in the third quarter of 2002, will be on substantially the same terms as CPChem's current agreements which will have expired or will be terminated by CPChem upon the closing of the new credit facilities.

CPChem is also moving forward with a plan to issue $400 million of five-year, senior unsecured notes, which will rank equally with the existing 7% notes due 2011. These notes will be offered only to qualified institutional buyers in a Rule 144A offering not registered under the Securities Act of 1933, and accordingly, may not be offered or sold in the United States until registered or as permitted under an applicable exemption from registration. CPChem intends to use the net proceeds from the sale of these notes to reduce commercial paper borrowings outstanding and for other business purposes.


                               SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                     CHEVRON PHILLIPS CHEMICAL COMPANY LLC


Date:  June 17, 2002                          /s/ Greg G. Maxwell
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                                                Greg G. Maxwell
                                         Vice President and Controller
                                          (Chief Accounting Officer)







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